Supplemental Indenture No. 1
     SUPPLEMENTAL INDENTURE NO. 1, dated as of October 3, 2006 (this “Supplemental Indenture”), among Hartford Life, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Citibank, N.A., as Trustee (the “Trustee”) under the Indenture referred to below.
W I T N E S S E T H:
     WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of May 19, 1997 (the “Indenture”), pursuant to which, among other securities, $250,000,000 in aggregate principal amount of the Company’s 7.65% Debentures due 2027 (the “7.65% Debentures”) and $400,000,000 in aggregate principal amount of the Company’s 7.375% Senior Notes due 2031 (together with the 7.65% Debentures, the “Notes”) were issued;
     WHEREAS, the Company desires to amend the Indenture in order to delete, with respect to the Notes, the provision under the Indenture which requires the Company to file reports with the Securities and Exchange Commission or otherwise provide reports to holders of Notes even if it is not required to do so under applicable law;
     WHEREAS, The Hartford Financial Services Group, Inc. (“The Hartford”), the indirect parent of the Company, has caused to be delivered to the Holders of the Notes a Prospectus and Consent Solicitation Statement, dated September 5, 2006 (as the same may be amended from time to time, the “Prospectus”), and the related Letter of Transmittal and Consent, pursuant to which The Hartford has (i) offered to exchange any and all of the outstanding Notes for notes of The Hartford due 2041 and cash (such offer on the terms set forth in the Prospectus and such Letter of Transmittal and Consent, the “Offer”) and (ii) solicited consents to the adoption of an amendment to the Indenture with respect to the Notes (the “Amendment”), as further described herein (the “Exchange Consent Solicitation”);
     WHEREAS, The Hartford has caused to be delivered to the Holders of the 7.65% Debentures a Consent Solicitation Statement, dated September 25, 2006, and the related Consent Letter, pursuant to which The Hartford has solicited consents to the adoption of the Amendment with respect to the 7.65% Debentures from holders of the 7.65% Debentures that had not participated in the Offer and Exchange Consent Solicitation as of September 25, 2006 (the “Separate Solicitation”);
     WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture to amend the Indenture by eliminating provisions of the Indenture with the written consent of Holders of a majority in principal amount of each series of Outstanding Securities affected by such supplemental indenture (the “Requisite Holders”);
     WHEREAS, the written consents of the Requisite Holders of the Notes to amend the Indenture as set forth in this Supplemental Indenture have been received pursuant to the Exchange Consent Solicitation and the Separate Solicitation; and
     WHEREAS, all other conditions and requirements necessary to amend the Indenture as set forth in this Supplemental Indenture have been satisfied.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
     1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     2. Amendment to Section 7.04. Section 7.04 of the Indenture (Reports by Company) is hereby amended and restated with respect to the Notes to read in its entirety as follows:
     “Section 7.04. Reports by Company. The Company shall file with the Trustee and with the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 shall be filed with the Trustee within 15 days after the same is required to be filed with the Commission. The Company also shall comply with the other provisions of Trust Indenture Act Section 3.14(a).
     Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).”
     3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes of the Notes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
     4. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PROVISIONS THEREOF TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     5. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in the Indenture or this Supplemental Indenture by the Trust Indenture Act of 1939, as amended, the required provision shall control.
     6. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
     8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
     9. Effective Time. Notwithstanding the execution of this Supplemental Indenture on the date hereof, the Amendment set forth in Section 2 of this Supplemental Indenture shall not become effective unless and until The Hartford accepts Notes for exchange pursuant to the Offer (the date and time of such acceptance being referred to herein as the “Effective Time”). At the Effective Time, the Amendment to the Indenture effected hereby shall be deemed fully effective without any further notice or action on the part of the Company, The Hartford, the Trustee, any Holder or any other Person.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HARTFORD LIFE, INC.
By:	/s/ John N. Giamalis
	Name:	John N. Giamalis
	Title:	Senior Vice President and Treasurer

CITIBANK, N.A., as Trustee
By:	/s/ Nancy Forte
	Name:	Nancy Forte
	Title:	Assistant Vice President

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